Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (“Agreement”) dated as of May 2, 2022 (“Effective Date”) is made and entered into by and between Marsha A. Spence (“Employee”) and Mother Lode Holding Company (“Employer”).  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Employment of Employee.  Subject to the terms and conditions of this Agreement, Employer hereby agrees to employ Employee, and Employee hereby agrees to accept employment.  Employee shall devote Employee’s entire employment time, effort and attention to the business of Employer during Employee’s employment.  Employee will use Employee’s best efforts at all times to promote and protect the good name of Employer and Employer’s subsidiaries, parents, affiliates and other related companies (collectively the “Related Companies”) as well as that of their respective officers, directors, employees, agents, products and services.  Employee shall not directly or indirectly render any service of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer.

2.Duties to Be Performed.  Employee shall perform the duties and have the responsibilities customarily performed and held by a Chairman of the Board.  Employee shall also perform such other duties as directed by Employer’s board of directors, Employee’s supervisor or such supervisor’s successor or designee.

3.Term of Employment.  Employee’s employment under this Agreement shall continue from the Effective Date until the first to occur of (i) the one (1) year anniversary of the Effective Date, (ii) the termination of Employee’s employment by Employer in accordance with Section 5 below, or (iii) Employee’s death pursuant to Section 5.1 below (such period, the “Term”).  Following the Term, any continued employment of Employee by Employer shall be solely on an at-will basis.

4.Compensation.  In full payment for Employee’s services, Employer shall provide to Employee compensation and benefits determined in accordance with this Section 4.

4.1Salary.    Employer shall pay Employee a base annual salary of $210,000, less all applicable taxes and withholdings, payable at the times and in the manner dictated by Employer’s standard payroll policies.

4.2Incentive Compensation.  For 2022, Employee shall have a bonus opportunity consistent with Employee’s bonus plan for 2021, up to fifty percent (50%) of which such bonus may be payable in the form of Restricted Stock Units of First American Financial Corporation.  Commencing in 2023, Employee shall be eligible to participate in Employer’s Annual Incentive Plan (AIP) pursuant to a separate grant document to be presented to Employee prior to January 1, 2023.  For illustrative purposes, a template of the current AIP document is attached hereto as Exhibit A. It is the understanding and intent of both parties that the total compensation hereunder (i.e. salary and incentive compensation) will be substantially consistent with the sum of such compensation components that have historically been paid to Employee in the preceding years after accounting for the profitability and financial metrics of Mother Lode Holding Company.

4.3Benefits. Employee shall, subject to the terms and conditions of any applicable benefits plan documents and applicable law, be entitled to receive all benefits of employment generally available to other similar employees of Employer when and as Employee becomes eligible for them, including medical, dental, life and disability insurance benefits but excluding, for the avoidance of doubt, any defined benefit pension plan.  Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated employees of Employer and does not single out Employee.

4.4Taxes and Withholdings.  Employer may deduct from all compensation payable to Employee under this Agreement any taxes or withholdings Employer is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.  Employee is solely liable for any and all taxes beyond those specifically withheld by Employer.

5.Termination.

5.1Termination Upon Death.  Employee’s Employment shall automatically terminate with immediate effect upon the death of Employee.

5.2Termination by Employer.  Notwithstanding anything in this Agreement to the contrary, express or implied, Employee’s employment may be terminated immediately by Employer as follows:

(a)Whenever Employer reasonably determines, in Employer’s sole discretion, that Employee is not physically or mentally able or qualified (with reasonable accommodation) to perform the essential functions of Employee’s job;

(b)For “Cause,” which shall be defined as: (i) embezzlement, theft or misappropriation by the Employee of any property of Employer or any of the Related Companies; (ii) Employee’s breach of any fiduciary duty to Employer or any of the Related Companies; (iii) Employee’s failure or refusal to comply with laws or regulations applicable to Employer or any of the Related Companies and its business or the policies of Employer or any of the Related Companies governing the conduct of its employees; (iv) Employee’s gross incompetence in the performance of Employee’s job duties; (v) commission by Employee of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of Employee to perform duties consistent with a commercially reasonable standard of care; (vii) Employee’s failure or refusal to perform Employee’s job duties or to perform specific directives of Employee’s supervisor, Employee’s supervisor’s successor or designee, and/or the Board of Directors of Employer; (viii) any gross negligence or willful misconduct of Employee resulting in loss to Employer or any of the Related Companies, or damage to the reputation of Employer or any of the Related Companies; or (ix)  the occurrence of any material breach (not covered by any of clauses (i) through (viii)) of any of the provisions of this Agreement by Employee, it being agreed that for all purposes under this Agreement any violation of any of the provisions of Sections 1, 2, 3, 6, 7, 8, 9 and 10 shall be deemed to be a material breach of this Agreement; or

(c)For any reason other than for Cause (potentially triggering payments to Employee under Section 5.3(a)).

5.3Rights and Obligations Upon Termination.

(a)In the event of Employer’s termination of Employee’s employment other than for reasons outlined in Sections 5.1, 5.2(a), or 5.2(b), Employee shall receive Employee’s base salary as set forth in Section 4.1 which would otherwise have been payable to Employee during the remaining balance of the Term had Employee’s employment not been so terminated, payable at the times and in the manner dictated by Employer’s standard payroll policies.  As a condition of receiving any such continued base salary for which Employee otherwise qualifies under this Section 5.3(a), Employee agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of Employer and the Related Companies, as well as their respective officers, directors, employees and owners, from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with Employee’s employment or termination of employment with Employer or this Agreement (including, without limitation, civil rights claims), in such form as is requested by Employer.  Employee’s right to receive any such continued base salary for which Employee otherwise qualifies under this Section 5.3(a) shall immediately cease in the event that Employee violates any of the provisions of Sections 6, 7 or 8.  Subject to Section 19 below, payments under this Section 5.3(a) shall accrue until the release is irrevocably effective, with accrued amounts paid as soon as practicable thereafter (and in any event within thirty (30) days thereafter).

(b)In the event of any termination of Employee’s employment by Employer, then Employer shall be obligated to pay Employee (or, in the case of a termination under Section 5.1, Employee’s heir or successor) the minimum annual base salary earned, PTO accrued hereunder through the date of termination, and all other amounts required under applicable law.

(c)Apart from the payments set forth in Sections 5.3(a) and 5.3(b), if applicable, upon termination of Employee’s employment by Employer, Employer shall have no further liability whatsoever to Employee.

6.Covenant Not to Solicit Clients/Customers.

6.1Definitions.  The following definitions shall apply to this Agreement:

(a)“Company” shall mean (i) Employer and (ii) any and all direct and indirect past, present and future subsidiary, parent, affiliated, or related companies of Employer for which the Employee worked or had responsibility at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination.

(b)“Competitive Business” shall mean title, escrow and/or closing services business, patronage, orders or referrals.

(c)“Clients” and/or “Customers” shall mean, without limitation, real estate agencies, real estate agents, lenders, investors, individuals and any other persons or entities who actually or potentially refer title, escrow and closing services business to the Company, in addition to entities or individuals who directly order or purchase services or products from the Company.

(f)“Restricted Clients/Customers” shall include any actual or prospective Clients/Customers with whom, during the two (2) year period prior to the conclusion of Employee’s employment with the Company, (i) the Employee had any business contact on behalf of the Company, (ii) for which the Employee had any responsibility on behalf of the Company (either direct or supervisory), or (iii) with respect to which the Employee learned confidential business information.

6.2Employee acknowledges and agrees that in the performance of Employee’s duties of employment for the Company, Employee will be and/or has been brought into frequent contact with existing and potential Clients/Customers of the Company, and that the Company maintains special relationships with its Clients/Customers.  Employee agrees and understands that, without entering into this Agreement, Employee would not be given any access to the Company’s Clients/Customers (as such access is intended to build the Company’s goodwill with such Clients/Customers, improving and increasing the Company’s business prospects).

6.3While employed by the Company and for a period of one (1) year following the date Employee’s employment with the Company terminates for any reason (the “Restricted Period”), Employee will not directly or indirectly solicit Competitive Business from any Restricted Clients/Customers, or otherwise divert, entice, take away or accept such Competitive Business from any Restricted Clients/Customers.

6.4       For the purposes of Section 6.3, but without limitation thereof, the Employee will be in violation thereof if the Employee engages in any or all of the activities set forth therein directly as an individual on the Employee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Employee or the Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

6.5In the event that Employee violates any of the terms of the restrictive covenant obligations set forth in this Section 6, the Restricted Period will be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.  This provision in no way limits a court, arbitrator, or jury’s ability to equitably extend the restriction period for any obligation herein which Employee violated.

7.Non-Solicitation of Employees.

7.1Employee agrees that, during the Restricted Period, Employee will not directly or indirectly solicit or induce any of the Company’s or any of its affiliates’ then-current employees to cease employment and work for any other employer.

7.2.In the event that Employee violates any of the terms of the employee non-solicitation obligations set forth in this Section 7, the period of time of the employee non-solicitation obligations will be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.  This provision in no way limits a court, arbitrator, or jury’s ability to equitably extend the restriction period for any obligation herein which Employee violated.

8.Nondisclosure of Confidential Information.

8.1Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Employee’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its Clients, Customers or vendors, without limitation as to when or how the Employee may have acquired such information.  Such confidential information shall include, without limitation, the Company’s unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, lists of Clients/Customers and prospective Clients/Customers, other information about Clients/Customers and prospective Clients/Customers and other business information.   Employee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company, and/or the Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention or use of such information by the Employee during Employee’s employment with the Company (except in the course of performing Employee’s duties and obligations) or after the termination of Employee’s employment shall constitute a misappropriation of the Company’s trade secrets.  This Section is in addition to and does not override the provisions of any Confidential Information and Inventions Agreement which the Employee has entered into with the Company, all of which survive the integration clause set forth in Section 16 below.

8.2Pursuant to Section 7 of the Defend Trade Secrets Act of 2016, Employee is advised that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also pursuant to Section 7 of the Defend Trade Secrets Act of 2016, Employee is advised that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  In addition, nothing contained in this Agreement (i) limits Employee’s right to communicate or cooperate with any federal, state or local governmental agency or commission

(“Government Agencies”) or (ii) bars Employee from responding to an order, regulation, rule or subpoena of a court or any Government Agencies.

9.Return of Company Property.  Employee agrees that upon termination of the Employee’s employment with the Company, for any reason, Employee shall return to the Company, in good condition, all property of the Company, whether in hard copy, electronic or any other format, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6.1 of this Agreement.  In the event that such items are not so returned, the Company will have the right to charge the Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.  These amounts are in addition to any other damages that may be had under this Agreement.

10.Employee’s Notification Obligation and the Company’s Notification to Third Parties in Event of Suspected Breach.  Employee agrees to notify all future employers and entities which have engaged Employee’s services of Employee’s obligations under this Agreement for as long as they are in effect, including but not limited to Employee’s non-disclosure and non-solicitation obligations set forth herein.  Furthermore, Employee specifically authorizes the Company to notify all of Employee’s future employers or other third parties of the restrictions on Employee contained in this Agreement (including providing a copy of this Agreement to any such entity or person) and of any concerns the Company may have about actual or possible conduct by Employee that may be in breach of this Agreement.

11.Controlling Law.  This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California.

12.Amendments.  This Agreement may be amended only by written agreement of each of the parties to this Agreement.

13.No Waiver.  Failure of either party to this Agreement to insist upon strict compliance with any of the terms, covenants, or conditions herein will not be deemed a waiver or relinquishment of the right to subsequently insist upon strict compliance with such term, covenant, or condition or a waiver or relinquishment of any similar right or power herein at any subsequent time.

14.Severability/Modification.  If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable as written, the Parties specifically agree that said covenant, condition or provision shall be modified and enforced to the maximum extent possible, whether said modifications are in time, territory, scope of prohibited activities, or otherwise, and the remainder of the covenants, conditions or provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.Assignment.  Employee shall not transfer or assign this Agreement or any part thereof.  Employer reserves the right to transfer or assign this Agreement to any organization associated with it or any successor organization. This Agreement will be automatically assigned to any of Employer’s parents, subsidiaries, affiliates, sister companies, and successors to which Employee may be transferred, and Employee agrees to such assignments.

16.Integration.  This Agreement is the entire Agreement between the parties, and supersedes all prior verbal and written agreements, understandings, commitments and practices between the parties, regarding the issues addressed herein, with the exception of the Agreement of Merger, dated on or about the date hereof, by and among First American Financial Corporation, Mother Lode Holding Co. and the other parties thereto and any Confidential Information and Inventions Agreement which the Employee has entered into with the Company, which is in addition to and is not overridden by this Agreement.

17.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18. Electronic Transmission.  A signed copy of this Agreement transmitted by fax, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

19.Section 409A of the Code.  This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted and construed consistent with that intent.  Notwithstanding any contrary provision herein: (i) no payments will be provided under Section 5.3(a) until Employee has incurred a “separation from service” under the default rules of Section 409A, and (ii) to the extent the release time period specified in Section 5.3(a) spans two calendar years, in no event will amounts paid under Section 5.3(a) be paid prior to January 1 of the second calendar year.  Each payment provided under Section 5.3(a) is intended to constitute a separate payment from each other payment under Section 5.3(a) for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

(a)If Employee is a “Specified Employee” within the meaning of Section 409A on the date of Employee’s termination of employment, then no payment under Section 5.3(a) shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death.  The amount of any payment that would otherwise be paid to Employee during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

(b)Payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

EMPLOYEE		MOTHER LODE HOLDING COMPANY

/s/ Marsha A. Spence		By:	/s/ Randall E. Bradley
Marsha A. Spence			Name:	Randall E. Bradley
			Title:	Chief Executive Officer

Date:	5/3/2022		Date:	5/3/2022